FIRST AMENDMENT TO PARTICIPATION AGREEMENT: RULE 30e-3

Security Benefit Life Insurance Company (the “Company”) on its own behalf and on behalf of each separate account of the Company as set forth on Exhibit A to the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”) and Ivy Distributors, Inc. (“IDI”), have entered into a participation agreement, dated April 1, 2012 (the “Participation Agreement”), whereby the Company invests in shares of the Funds as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of the Company (the “Contract Owners”).

This First Amendment to Participation Agreement (the “Amendment”) is entered into by and among the Company and IDI (collectively, the “Parties”), and is effective as of the Effective Date set forth herein.
RECITALS
WHEREAS, Ivy Funds Distributor, Inc. changed its name to Ivy Distributors, Inc. effective as of March 31, 2016; and
WHEREAS, the Parties desire to supplement and amend the Participation Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the Investment Company Act of 1940 (“Rule 30e-3” or “the Rule”); and
WHEREAS, IDI is responsible for preparing and timely filing with the Securities and Exchange Commission (“SEC”) and/or providing to the Company the Required Materials, as specified in paragraph (b)(1) of Rule 30e-3 and as defined below; and
WHEREAS, the Company intends to host a website of Required Materials.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company and IDI hereby agree to supplement and amend the Participation Agreement as follows:
1.
Posting and Availability of Fund Shareholder Reports and Other Required Materials. The Company shall be responsible for and shall fulfill the website posting requirements specified in paragraph (b) of Rule 30e-3. The Company shall ensure that, with respect to the Funds, the following Fund materials are posted to a website address specified by the Company (the “Specified Website”), and are publicly accessible and free of charge on the Specified Website: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Annual Reports Containing a Summary Schedule of Investments; and (iv) Fund Holdings For Most Recent First and Third Fiscal Quarters; all of (i) through (iv) to be as specified in paragraph (b)(1) of Rule 30e-3 (items (i) through (iv) collectively, with respect to the Funds, the “Required Materials”).

2.
Preparation, Content, and Timely Provision of Required Materials. IDI shall be responsible for the preparation and content of the Required Materials, including, but not limited to, the accuracy and completeness of the Required Materials; and IDI shall be responsible for making available to the Company or its delegate, free of charge, the Required Materials on a website hosted and maintained by IDI (the “IDI Website”). IDI shall make the Required Documents available on the IDI Website as soon as practicable after filing with the SEC but no later than sixty-five (65) days after the close of the period for which the Required Materials are being made. The IDI Website is identified in Exhibit 2 hereto. If, for any reason, IDI is unable to provide the Required Materials in the manner set forth above, IDI shall promptly notify the Company. Without limiting the generality of the foregoing in any manner, IDI shall be responsible for ensuring that the Required Materials:

(a)   Meet the applicable standards of the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940 (the “1940 Act”); and all rules and regulations under those Acts; and

(b)   Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	[Reserved.]
4.	Specified Website. The Specified Website is as identified in Exhibit 1 hereto, and it may be changed by the Company from time to time without notice to IDI.
5.	Paper Notice to Contract Owners. The Company shall provide a paper notice to its Contract Owners, if and to the extent such notice is required by paragraph (c) of Rule 30e-3.
6.
Delivery of Paper Copy Upon “Ad Hoc” Request. The Company shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, if and to the extent required by paragraph (e) of Rule 30e-3.

7.
Investor Elections to Receive Future Fund Reports in Paper. The Company shall fulfill Contract Owner elections to receive future Fund shareholder reports (with respect to the Funds) in paper, if and to the extent required by paragraph (f) of Rule 30e-3.

8.
Provision of Paper or Electronic Documents. To satisfy Contract Owner requests under sections 6 and 7 above, IDI shall provide the Company with as many printed copies of the Required Materials as the Company may reasonably request, with expenses to be borne in accordance with Schedule B of the Participation Agreement. If requested by the Company in lieu thereof, IDI shall provide the Required Materials (including a print-ready .pdf or an electronic copy of the Required Documents in a format suitable for printing) and such other assistance as is reasonably necessary in order for the Company to have the Required Documents printed together in a single document or printed individually by the Company if it so chooses.

9.
Expenses. Rule 30e-3 expenses shall be borne in accordance with the schedule below. If the Participation Agreement contains an expense schedule, it is hereby amended to include the following information:

Item	Function	Party Responsible for Expense
30e-3 Notice	Printing	Company
30e-3 Notice	Distribution (including postage)	Company
30e-3 Required Materials	Distribution	Company

10.	Construction of this Amendment; Participation Agreement.

(a)    This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and any interpretations of the Rule by the SEC, its staff, courts, or other appropriate legal authorities.

(b)    This Amendment supplements and amends the Participation Agreement. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

(c)    Capitalized and other terms used in this Amendment shall have the meaning given to them in the Participation Agreement, unless otherwise defined herein.

11.
Indemnification. IDI specifically agrees to indemnify and hold harmless the Company (and its officers, directors, and employees) (“Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) (“Losses”) arising from or in connection with any claim or action of any type whatsoever brought against any of the Indemnified Parties as a result of any failure by IDI to provide the Required Materials in accordance with the terms of this Amendment and to fulfill their other duties and responsibilities under this Amendment; provided that IDI shall not indemnify and hold harmless the Indemnified Parties from any Loss caused by any of the Indemnified Parties’ negligence or breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement, but this indemnification shall be subject to and implemented in accordance with the terms, conditions, and procedures of the indemnification provisions of the Participation Agreement.
12.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by email in .pdf form shall be treated as an original.

13.	Governing Law. This Amendment shall be governed by and construed in accordance with the governing law of the Participation Agreement.
14.	Effective Date. This Amendment is effective as of January 1, 2021.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:

Print Name: Douglas Wolff

Title:   President

IVY DISTRIBUTORS, INC.

By:

Print Name: Amy J. Scupham

Title: President

3

EXHIBIT 1

Specified Website

https://www.dfinview.com/SecurityBenefit?site=SBL

EXHIBIT 2

IDI Website

https://www.ivyinvestments.com/reports/vip